Exhibit 10.4
QUOTA SHARE REINSURANCE AGREEMENT
among
ESSENTIA INSURANCE COMPANY
and
HAGERTY REINSURANCE LIMITED
and
HAGERTY INSURANCE AGENCY, LLC
Effective as of January 1, 2026

TABLE OF CONTENTS
Page
ARTICLE II BUSINESS REINSURED    9
ARTICLE III ORIGINAL CONDITIONS    9
ARTICLE IV EXCLUSIONS    10
ARTICLE V COMMENCEMENT, TERMINATION, TERMS AND CONDITIONS    10
ARTICLE VI LOSS AND LOSS ADJUSTMENT EXPENSE    13
ARTICLE VII REPORTS AND REMITTANCES    14
ARTICLE VIII ERRORS AND OMISSIONS    16
ARTICLE IX PREMIUM AND COMMISSION    16
ARTICLE X ACCESS TO RECORDS; CONFIDENTIALITY    19
ARTICLE XI DISPUTE RESOLUTION    20
ARTICLE XII ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES    24
ARTICLE XIII INSOLVENCY    25
ARTICLE XIV ALTERNATE PAYEE    25
ARTICLE XV HOLD HARMLESS AND INDEMNIFICATION    26
ARTICLE XVI EXCESS POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS    28
ARTICLE XVII RESERVES AND FUNDING    28
ARTICLE XVII REGULATORY MATTERS    31
ARTICLE XIX THE GENERAL AGENT    31
ARTICLE XX MISCELLANEOUS    32
ARTICLE XXI SAVINGS CLAUSE    34

THIS QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is effective as of the Agreement Effective Date (as hereinafter defined), by and among HAGERTY REINSURANCE LIMITED, a Bermuda company (the “Reinsurer”), ESSENTIA INSURANCE COMPANY, a Missouri corporation (the “Company”), and HAGERTY INSURANCE AGENCY, LLC, a Delaware limited liability company and an Affiliate (as defined below) of the Reinsurer (the “General Agent”).
W I T N E S S E T H:
In consideration of the mutual covenants contained in this Agreement and upon the terms and conditions set forth below, the Parties (as hereinafter defined) agree as follows:
PREAMBLE
The Company, the Reinsurer and the General Agent (hereinafter identified collectively as the “Parties” and each individually a “Party”) wish to enter into a reinsurance arrangement through which the Company is to bear no business, credit or insurance risk whatsoever (save the risk of the Reinsurer’s insolvency). The Reinsurer shall hold the Company harmless and indemnify it for these and all risks. The Reinsurer further agrees that it shall make directly (or, as applicable, direct the General Agent to make) to the applicable parties any payments, arising out of or relating in any way to its obligations and liabilities arising from this Agreement and/or the Subject Business (as hereinafter defined), so that the Company shall not be required to make any such payments and then seek reimbursement from the Reinsurer. The sole consideration provided by the Company, in exchange for the Fronting Fees (as hereinafter defined) and other amounts due the Company as agreed to hereunder, is to permit the Policies (as hereinafter defined), which are reinsured by the Reinsurer 100% under this Agreement, to be issued in the name of the Company. All provisions of this Agreement shall be interpreted so as to be in accord with this Preamble.
ARTICLE I
DEFINITIONS
Section 1.01    For purposes of this Agreement, unless the context otherwise requires, capitalized terms used herein and not otherwise defined shall have the meanings specified or referenced in this Section 1.01:
“953(d) Election” has the meaning set forth in Section 9.07.
“Action” means any claim, action, suit, complaint, charge, litigation, arbitration, petition, demand, inquiry, audit, proceeding (including any formal or informal civil, criminal administrative, investigative or appellate process), prosecution, contest, hearing, examination or investigation that has been, is being or may in the future be commenced, brought, conducted or heard by or before, or that otherwise involves or may involve, any Governmental Authority, mediator, mediation panel, arbitrator or arbitration panel.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that, for purposes of this Agreement, the Reinsurer and the General Agent, on the one hand, and the Company, on the other hand, shall not be deemed to be Affiliates.
“Agreement” has the meaning set forth in the introductory paragraph.
“Agreement Effective Date” has the meaning set forth in Section 5.01.
“Agreement Year” means the period from January 1, 2026 to December 31, 2026, both days included, and each subsequent 12 month period thereafter that this Agreement continues in force.

“Arbiter” has the meaning set forth in Section 11.03(a).
“Bermuda Solvency Capital Requirement” means the Reinsurer’s Available Statutory Economic Capital and Surplus as a percentage of its Enhanced Capital Requirement; provided that the calculation shall (a) represent the Reinsurer’s good faith estimate of such calculations, and the Company acknowledges that such calculations are based on forward-looking assumptions (which shall be made in good faith by the Reinsurer and consistent with the Reinsurer’s past practices); and (b) such calculations will be performed based on information available to the Reinsurer as of the applicable measurement date.
“Binding Authority” has the meaning set forth in the General Agency Agreement.
“BSCR Event” has the meaning set forth in Schedule I.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks located in Bermuda or New York, New York are authorized or required by any applicable Law or Governmental Order to be closed.
“Change of Control” means: (a) with respect to the Reinsurer or the General Agent, as applicable, the acquisition or assumption (other than by an Affiliate of HGTY), directly or indirectly, of (i) Control of the Reinsurer or the General Agent, as applicable, whether by merger, consolidation, stock acquisition or otherwise, or (ii) all or substantially all of the assets, liabilities or business of the Reinsurer or the General Agent, as applicable; provided, that no Change of Control shall be deemed to have occurred pursuant to this clause (a) to the extent caused by or otherwise resulting from the transfer of direct or indirect ownership interests held by Markel or its Affiliates in HGTY or The Hagerty Group, LLC, as applicable; and (b) with respect to the Company, the acquisition or assumption (other than by an Affiliate of Markel), directly or indirectly, of (i) Control of the Company, whether by merger, consolidation, stock acquisition or otherwise, or (ii) all or substantially all of the assets, liabilities or business of the Company.
“Claims Services and Management Agreement” means that certain Second Amended and Restated Claims Services and Management Agreement, dated as of January 1, 2026, by and between the General Agent and Markel Service, Incorporated.
“Code” has the meaning set forth in Section 9.07.
“Collateral Failure Event” has the meaning set forth in Schedule I.
“Company” has the meaning set forth in the introductory paragraph.
“Company Indemnified Parties” has the meaning set forth in Section 15.01(a).
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by” and “under common Control with” shall have correlative meanings.
“Coverage Expenses” means all expenses (including attorney and other professional fees and expenses, post-judgment or post-award interest, fees and costs associated with the appeal of a judgment (including appeal bonds) or the challenge of an arbitral award) incurred by the Company in connection with declaratory judgment or other coverage actions, whether filed in court or arbitral proceedings, brought to determine the Company’s alleged defense and/or indemnity obligations allocable under specific Policies and claims that are subject to this Agreement. Coverage Expenses will include Declaratory Judgment Expense. Coverage Expenses will further include all expenses, including attorney or other professional fees and expenses, incurred by the Company in connection with mediation proceedings (whether or not such mediation is ancillary to a pending court action or arbitral proceeding) undertaken to determine the Company’s alleged defense and/or indemnity obligations allocable under specific Policies and claims that are subject to this Agreement. Coverage Expenses will further include attorney and/or other professional fees and expenses incurred by the Company in connection with the investigation, analysis or evaluation of claims or potential coverage obligations allocable under specific Policies that are subject to this Agreement. Coverage Expenses will be included in Loss Expense. Coverage Expense shall specifically exclude any of the foregoing expenses which are not allocable to one or more specific claims involving the Policies, which expenses shall be treated as unallocated expenses and shall be excluded from the definition of Loss Expense.
“Declaratory Judgment Expense” means all expenses incurred by the Company in connection with declaratory judgment actions brought to determine the Company’s defense and/or indemnification obligations that are allocable to specific Policies and claims subject to this Agreement. Declaratory Judgment Expense will be deemed to have been incurred by the Company on the date of the Loss (if any) giving rise to the declaratory judgment action. The Reinsurer will bear its quota share of any Declaratory Judgment Expense incurred by the Company. Such amount will be included in Coverage Expenses.
“Director” means: (a) with respect to the Company’s domiciliary state of Missouri, the Director of the Missouri Department of Commerce and Insurance (the “Missouri Director”) and (b) with respect to other jurisdictions where the General Agent underwrites and produces business covered under this Agreement, the Director, Commissioner or Superintendent of Insurance (or similar position) for that jurisdiction.
“Dispute” has the meaning set forth in Section 11.01.
“Enforcement Event” has the meaning set forth in Schedule I.
“Essentia/Hagerty Trust Account” has the meaning set forth in Section 9.01(a)(i)(x).
“Evanston Reinsurance Agreement” has the meaning set forth in Section 2.01.
“Evanston/Hagerty Reinsurance Agreement” has the meaning set forth in Section 9.01(a)(i)(x).
“Excess Balance” has the meaning set forth Section 17.06(d).
“Ex Gratia Settlements” means all settlements of Losses tendered but not covered under the Company’s Policies, which Policies are otherwise reinsured hereunder. Ex Gratia Settlements will not include settlements of Losses that arguably are within the contemplation of coverage under the Company’s Policies reinsured hereunder, nor settlements made to avoid costs that could be incurred in connection with potential or actual litigation relating to coverage issues arising under the Company’s Policies reinsured hereunder.
“Excess Policy Limits” means liability in excess of the Policy limit, including liability as a result of alleged or actual negligence, fraud or bad faith in failing to settle and/or rejecting a settlement within the Policy limit, in preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent to such action. Excess Policy Limits means any amounts for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured Policy.
“Extra Contractual Obligations” means those liabilities not covered under any other provision of this Agreement, including any punitive, exemplary, compensatory or consequential damages, which arise from the handling of any claim on business covered hereunder; such liabilities arising because of, but not limited to, the following: failure to settle within the Policy limit by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement; in the preparation of the defense; in the trial of any action against the insured or reinsured; in the preparation or prosecution of an appeal consequent to such action; violation of unfair or deceptive trade practices regulation or legislation; or in the wrongful denial of the Company’s duty to defend under a covered Policy.
“Final UEP Calculation” has the meaning set forth in Section 9.01(a)(ii).
“Fronting Fee” has the meaning set forth in Section 9.02.
“General Agency Agreement” means that certain General Agency Agreement, effective as of January 1, 2026, by and among the Company, the Reinsurer and the General Agent.
“General Agent” has the meaning set forth in the introductory paragraph.
“Governmental Authority” means any non-United States or United States federal, state, provincial or local governmental, quasi-governmental, legislative, regulatory or administrative authority, agency, body, commission or other similar entity or any court, tribunal or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, instruction, declaration, decree, ruling, stipulation, determination, award or agreement entered by or with, or issued by, any Governmental Authority.
“Hagerty Indemnified Parties” has the meaning set forth in Section 15.02(a).
“HGTY” means Hagerty, Inc., a Delaware corporation.
“Initial Estimated Section A UEP Calculation” has the meaning set forth in Section 9.01(a)(i).
“Initial Term” has the meaning set forth in Section 5.01.
“Insolvency” or “Insolvency Event” means with respect to any Person: (a) such Person commences a voluntary case concerning itself under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws; (b) an involuntary case is commenced against such Person under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws and is not dismissed within 90 days following its commencement; (c) a custodian is appointed under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws for, or takes charge of, all or any substantial part of the property of such Person; (d) any Governmental Order is issued declaring such Person insolvent or bankrupt; (e) such Person makes a general assignment for the benefit of creditors or otherwise enters into a general arrangement for the restructuring of its liabilities with creditors; (f) such Person has suspended payment of its liabilities generally; or (g) such Person is unable to pay, or shall be unable to pay, its debts, generally as they become due.
“Law” means any non-United States or United States federal, state, national, provincial or local, law, ordinance, regulation, rule, code, order, common law, other requirement or rule of law or stock exchange rule imposed by any Governmental Authority.
“Liabilities” has the meaning set forth in Section 15.01(a).
“Loss” includes the amount paid or payable by the Company in satisfaction of judgments and/or payments and/or settlement of claims or losses (including interest accrued prior to judgments or arbitral awards where such interest is added to the judgment or award, Ex Gratia Settlements, and 100% of any Losses arising from Excess Policy Limits and/or Extra Contractual Obligations) in respect of the Policies. All recoveries, salvages and subrogations, which are actually recovered, and inuring reinsurance, will be deducted from the amount of the Loss. Loss also will include all expenses incurred by the Company in the settlement or defense of claims to the extent that the amounts of such expenses are included within the

Policy limit; any such expense amounts that are not included within the Policy limit will be Loss Expense. Subject to the terms and conditions of Section 6.01, all salvages, recoveries or payments recovered or received by the Company after a Loss settlement hereunder will be applied as if recovered or received before such settlement, and all necessary adjustments will be made by the Parties; however, nothing herein will be construed to mean that Losses under this Agreement will not be recoverable until the Company’s Loss has been finally ascertained.
“Loss Expense” means Coverage Expenses and all expenses incurred in connection with and allocable to one or more specific claims involving the Policies, including all expenses incurred by the Company in the investigation, adjustment, settlement, litigation and/or defense of claims, uncollected expenses incurred on behalf of the insured, court costs, interest accrued prior to judgment where such interest is not added to the judgment, interest accrued after judgment, costs of lost instrument bonds, costs of all appeals, and third party outside claims supervision, monitoring or supervisory expenses (including an allocable share of the salaries of the Company’s field employees according to time occupied in investigation, adjustment, settlement, litigation and/or defense of claims covered by this Agreement). The Reinsurer will bear its 100% quota share of all such Loss Expense. For the avoidance of doubt, Loss Expense shall include case-specific independent adjuster and independent appraiser costs. Loss Expense is payable by the Reinsurer whether or not the Company has paid or has become liable to pay any Loss under a Policy. Loss Expense shall not in any event include salaries, compensation or employment costs and expenses (including benefits) of the Company’s or its Affiliates’ officials (apart from such specifically allocable costs and expenses addressed immediately above), office or other overhead expenses of the Company or its Affiliates or any other unallocated costs or loss adjustment expenses of the Company, all of which shall be borne by the Company and not reinsured hereunder.
“Markel” means Markel Group Inc., a Virginia corporation.
“Master Relationship Agreement” means that certain Sixth Amended and Restated Master Relationship Agreement, effective as of January 1, 2026, by and among HGTY, The Hagerty Group, LLC and Markel.
“Net Premium” means, subject to state insurance regulations regarding the treatment of policy fees as premiums, the gross written premiums charged on all original and renewal Policies comprising the Subject Business written on behalf of the Company, less cancellations and return premiums, excluding the Section A Unearned Premium. Except as otherwise set forth hereinabove, Net Premium shall not include any billing fees or other fees for services charged by the General Agent to any insured in respect of the Subject Business which are not ordinarily commissionable and/or filed with any Governmental Authority and any non-policy specific state-mandated assessments or fees that neither correlate with nor are chargeable as a measure of gross written premium.
“Notice of Disagreement” has the meaning set forth in Section 11.04(a).
“Occurrence” unless otherwise defined in the Policies reinsured hereunder, means each and every disaster, casualty, accident or Loss or series of disasters, casualties, accidents or Losses arising out of one event.
“Outside Actuary” has the meaning set forth in Section 11.04(c).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust, joint venture, Governmental Authority or other legal entity.
“PHS Event” has the meaning set forth in Schedule I.

“Policy(ies)” means each of the binders, policies, contracts, bonds and certificates, including any amendments or endorsements thereto, providing insurance on the Section A Subject Business or the Section B Subject Business, as applicable.
“Premium Ratio Event” has the meaning set forth in Schedule I.
“Ratings Event” has the meaning set forth in Schedule I.
“Reinsurer” has the meaning set forth in the introductory paragraph.
“Reinsurer Insolvency Event” has the meaning set forth in Schedule I.
“Reinsurer Regulatory Event” has the meaning set forth in Schedule I.
“Reinsurer Sale Event” has the meaning set forth in Schedule I.
“Reinsurer Underwriting Event” has the meaning set forth in Schedule I.
“Renewal Term” has the meaning set forth in Section 5.01.
“Required Collateral” has the meaning set forth in Section 17.02.
“Retrocession Event” has the meaning set forth in Schedule I.
“RJR Event” has the meaning set forth in Schedule I.
“Schedule I Event” means an RJR Event, a Premium Ratio Event, a BSCR Event, a PHS Event, a Ratings Event, a Reinsurer Underwriting Event, a Reinsurer Regulatory Event, a Reinsurer Insolvency Event, a Collateral Failure Event, a Reinsurer Sale Event, a Retrocession Event or an Enforcement Event.
“Section A Initial Ceding Commission” means an amount equal to 42% of the Section A Unearned Premium.
“Section A Initial Consideration” means an amount equal to the Section A Unearned Premium, net of the Section A Initial Ceding Commission.
“Section A Subject Business” has the meaning set forth in Section 2.01.
“Section A Unearned Premium” means an amount equal to the gross unearned premium reserve (computed on a monthly pro rata basis) as calculated by the Company as of the Agreement Effective Date with respect to all Policies comprising the Section A Subject Business.
“Section B Subject Business” has the meaning set forth in Section 2.01.
“Subject Business” means the Section A Subject Business and the Section B Subject Business.
“Term” has the meaning set forth in Section 5.01.
“Umpire” has the meaning set forth in Section 11.03(a).
“Unresolved Item” has the meaning set forth in Section 11.04(c).
Section 1.02    For purposes of this Agreement, unless the context otherwise requires: (a) words in the singular shall include the plural and vice versa; (b) the terms “hereof,” “herein,” and “herewith”

and words of similar import shall be construed to refer to this Agreement and not to any particular provision of this Agreement; (c) the term “including” and words of similar import when used in this Agreement shall mean “including, without limitation;” (d) references to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (e) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (f) references to any entity includes any successor thereto or permitted assigns thereof; and (g) references to Article, Section and Schedule mean the Articles, Sections and Schedules to this Agreement. Titles to Articles and headings of Sections in this Agreement are for convenience only and do not substantively affect the terms and conditions of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting such agreement or causing such agreement to be drafted.
ARTICLE II
BUSINESS REINSURED
Section 2.01    Effective as of the Agreement Effective Date, the Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept, 100% of (a) the Company’s gross liability with respect to Losses and Loss Expenses for which the date of loss is on or after the Agreement Effective Date under all Policies issued by and on behalf of the Company prior to the Agreement Effective Date and previously ceded by the Company to Evanston Insurance Company pursuant to that certain First Amended and Restated Personal Property and Casualty 100% Quota Share Reinsurance Agreement, effective as of January 1, 2024 (the “Evanston Reinsurance Agreement”), the risk period under which Policies remain unexpired as of the Agreement Effective Date (the “Section A Subject Business”), and (b) the Company’s gross liability under all Policies issued by and on behalf of the Company during the Term of this Agreement, by or through the General Agent appointed by the Company at the request of the Reinsurer (the “Section B Subject Business”).
Section 2.02    Subject to Section 15.04(d) hereof, the maximum policy limits for Policies comprising the Section B Subject Business shall be as set forth in the Binding Authority, as may be amended from time to time in accordance with the terms of the General Agency Agreement. The General Agent shall not bind the Company to amounts in excess of such maximum policy limits other than as provided pursuant to Section 15.04(d) hereof and the terms of the General Agency Agreement.
ARTICLE III
ORIGINAL CONDITIONS
Section 3.01    Effective as of the Agreement Effective Date, the Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept, 100% of (a) the Company’s gross liability with respect to Losses and Loss Expenses for which the date of loss is on or after the Agreement Effective Date under all Policies in respect of the Section A Subject Business and (b) the Company’s gross liability under all Policies in respect of the Section B Subject Business.
Section 3.02    Business ceded hereunder shall include every original policy, rewrite, renewal or extension (whether before or after the termination of this Agreement) required by applicable Law of any Policy ceded hereunder by the Company to the Reinsurer.
Section 3.03    The liability of the Reinsurer in respect of Losses occurring under the Subject Business hereunder shall commence obligatorily and simultaneously with that of the Company as soon as the Company becomes liable under a Policy comprising the Subject Business, and the premium on account of such liability shall be credited to the Reinsurer from the original date of the Company’s liability.

Section 3.04    All reinsurance for which the Reinsurer shall be liable, by virtue of this Agreement, shall be subject, in all respects, to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Company without any deduction for brokerage, and to the same modifications, alterations and cancellations, as the respective insurance of the Company to which such reinsurance relates, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies and in the proportion specified herein, follow the fortunes of the Company.
Section 3.05    Nothing herein shall in any manner create any obligations, establish any rights or create any direct right of action against the Reinsurer in favor of any third party, or other Person not party to this Agreement; or create any privity of contract between the policyholders and the Reinsurer.
ARTICLE IV
EXCLUSIONS
Section 4.01    With respect to the classes and lines of business that the General Agent may be authorized to produce under the Binding Authority, the General Agent will not solicit or accept proposals or bind the Company for insurance coverage hereunder on the following risks:
(a)    All business not specifically described as business reinsured under Article II of this Agreement.
Section 4.02    For the avoidance of doubt, the provisions included in Section 4.01 in no way limit the reinsurance received by the Company under this Agreement, and the Policies are reinsured 100% in the event the General Agent accepts proposals or binds the Company for insurance coverage on the risks set forth in Section 4.01(a). If any Governmental Authority having jurisdiction over the Policies or business reinsured by this Agreement has already invalidated, or should invalidate, any exclusion in the Policy or business written, then any Loss for which the Company is liable because of such invalidation or broadening of coverage shall be 100% reinsured hereunder.
ARTICLE V
COMMENCEMENT, TERMINATION, TERMS AND CONDITIONS
Section 5.01    The effective date of this Agreement is at 12:01 a.m. Eastern Time, on January 1, 2026 (the “Agreement Effective Date”). The initial term of this Agreement shall run through December 31, 2028 (the “Initial Term”), and upon expiration of the Initial Term, this Agreement will automatically renew for additional 1-year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) until terminated according to the provisions set forth herein. Any notice of termination issued by the Company, the General Agent or the Reinsurer shall only be effective if sent directly to the other Parties, in accordance with Section 20.01 below and not through any broker, intermediary or other party.
Section 5.02    This Agreement may be terminated as follows:
(a)    By mutual written agreement of the Parties; or
(b)    By the Company for cause immediately upon written notice to the General Agent and the Reinsurer in the event of any of the following:
(i)    the General Agent or the Reinsurer commits a material breach of any of its covenants or obligations set forth in this Agreement that is not remedied within 90 days following the receipt by the General Agent and the Reinsurer of written notice of such breach; or
(ii)    the Reinsurer ceases underwriting operations (whether or not under a voluntary run-off plan (formal or informal), or as a result of an order or other action taken by a Governmental Authority), or publicly announces its intention to cease underwriting operations; or
(iii)    a Governmental Order is issued ordering the Reinsurer to cease writing business or suspend new business writings, or the Reinsurer is placed under regulatory supervision, whether formal or informal; or
(iv)    a Collateral Failure Event has occurred and the Reinsurer has not cured the funding obligation; or
(v)    the Reinsurer has sold or transferred all or substantially all of its assets and liabilities, whether by reinsurance (other than intra-company reinsurance) or otherwise; or
(vi)    the Reinsurer has retroceded (other than through intra-company reinsurance) all or substantially all of its liability under this Agreement without the Company’s prior written consent; or
(vii)    the General Agent or the Reinsurer becomes the subject of an Insolvency Event; or
(viii)    if any license that is required by any Governmental Authority in order for the Reinsurer to perform its duties under this Agreement is revoked or is otherwise not maintained and if the Reinsurer is unable to reinstate such license within 60 days, the Company may terminate this Agreement as to any such state by providing written notice to the Reinsurer of such termination. This Agreement shall remain in full force and effect as to each state for which the Reinsurer’s license is in compliance; or
(ix)    the Missouri Department of Commerce and Insurance or other Governmental Authority having jurisdiction over the Company and this Agreement issues a Governmental Order directing the cancellation of this Agreement or disallowing in its entirety credit for reinsurance contemplated hereunder; or
(c)    By the General Agent and the Reinsurer for cause immediately upon written notice to the Company in the event of any of the following:
(i)    the Company commits a material breach of any of its covenants or obligations set forth in this Agreement that is not remedied within 90 days following the receipt by the Company of written notice of such breach; or
(ii)    the Company becomes the subject of an Insolvency Event; or
(iii)    if the financial strength rating of the Company provided by A.M. Best is lower than “A” (Excellent) for more than 180 consecutive days; or
(d)    By (i) the Company, upon 180 days prior written notice to the Reinsurer and the General Agent in the event the Reinsurer or the General Agent is the subject of a Change of Control, provided that such written notice is received by the Reinsurer and the General Agent within 180 days following the occurrence of such Change of Control, or (ii) the Reinsurer and the General Agent, upon 180 days prior written notice in the event the Company is the subject of a Change of Control, provided that such written notice is received by the Company within 180 days following the occurrence of such Change of Control; or

(e)    By the Company or the Reinsurer, as of any December 31, by providing written notice to the other Parties at least 24 months prior to the expiration of the Initial Term or at least 12 months prior to the expiration of the applicable Renewal Term; or
(f)    Automatically and immediately, without notice upon expiration or termination of the General Agency Agreement and/or the Master Relationship Agreement.
Section 5.03    When this Agreement terminates for any reason, reinsurance hereunder shall continue to apply to all Policies until expiration or cancellation of such Policies and until all outstanding Losses and Loss Expenses have been settled with respect to such Policies. Any Policies with effective dates prior to the termination date but issued after the termination date and any Policies issued prior to the termination date but with effective dates after the termination date are covered under this Agreement. Additionally, the reinsurance hereunder shall continue to apply as to Policies, which must be issued or renewed, as a matter of applicable Law or because a Sub-Producer (as defined in the General Agency Agreement) has not been timely canceled, until such Policies have expired either by cancellation or by the terms and conditions of such Policies and all outstanding Losses and Loss Expenses have been settled. In the event that this Agreement is terminated and the General Agency Agreement also terminates, the General Agent, for no additional fee, shall have the authority as provided in the General Agency Agreement to continue to perform all of its duties under the General Agency Agreement on the remaining Policies during the run-off period; provided, that in the case of the foregoing, the Reinsurer is assuming 100% of the Losses and Loss Expenses relating to the Subject Business; provided, further, that the Company may, at its sole discretion, revoke such authority if the General Agency Agreement is terminated for cause pursuant to Sections 7.02(b)(ii), (iii) or (iv) of the General Agency Agreement, in which case the Reinsurer shall appoint a successor general agent at no cost to the Company. The General Agent’s duties during the run-off period shall include handling and servicing of all Policies through their natural expiration, together with any Policy renewals required to be made by the provisions of applicable Law, whether or not the effective date of such renewal is subsequent to the effective date of termination of the General Agency Agreement.
Section 5.04    Upon termination of this Agreement, the Reinsurer and the General Agent shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to insurance business reinsured under this Agreement. The Parties expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired either by cancellation or by terms and conditions of such Policies and all outstanding Losses and Loss Expenses have been settled. While by Law, the Company recognizes its primary obligations to its policyholders, the Reinsurer and the General Agent recognize that to the extent possible there shall be no cost to or involvement by the Company in servicing this run-off. Upon termination of this Agreement, the General Agent shall service the run-off of the business, and its duties for such run-off shall include handling all claims (subject to and in accordance with the terms of the General Agency Agreement and the Claims Services and Management Agreement), and handling and servicing all Policies through their natural expiration, together with any Policy renewals, required to be made by provisions of applicable Law, whether or not the effective date of such renewal is subsequent to the effective date of expiration or termination of this Agreement. All costs and expenses associated with the handling of such run-off business following the expiration or termination of this Agreement shall be borne solely by the General Agent; however, the Reinsurer shall be ultimately responsible for the run-off and shall pay any such costs and/or expenses if the General Agent does not for any reason pay or cause to be paid such costs and expenses. If for any reason the General Agent fails or is unable to service any such run-off business (or any business while this Agreement is still in effect), including the payment of claims (subject to and in accordance with the terms of the General Agency Agreement and the Claims Services and Management Agreement), then consistent with this Agreement, the Reinsurer’s obligation with respect to such run-off business shall continue and the Reinsurer shall appoint a successor to the General Agent, to administer and otherwise handle the run-off as provided herein. Such successor shall perform all of the duties and obligations of the General Agent with respect to servicing such run-off business, including the payment of claims (subject to the General

Agency Agreement and the Claims Services and Management Agreement). In the event of any conflict between this Agreement and the General Agency Agreement relating to the rights, duties, powers and responsibilities of the General Agent and the Reinsurer in respect of the run-off administration of the Subject Business following termination of this Agreement, the General Agency Agreement shall govern.
Section 5.05    In the event this Agreement is terminated, the Reinsurer shall remain liable to and shall, immediately upon request, reimburse, the Company for any assessment made upon the Company in respect of the Subject Business. The Company shall likewise remain liable for, and account to the Reinsurer for, any recovery of such assessment, or any credit allowed to it against its premium tax, applicable to the risks reinsured hereunder.
Section 5.06    The title and ownership of all undelivered Policies, books, supplies or other property related to the reinsured business is in the name of the Company, and upon termination of this Agreement these shall be delivered immediately by the Reinsurer and/or the General Agent to the Company, without compelling the Company to resort to any legal proceedings to secure the aforementioned described property of the Company.
Section 5.07    This Agreement provides for termination on a run-off basis. The relevant provisions of this Agreement shall apply to the business being run-off and shall survive the expiration or termination of this Agreement.
Section 5.08    In the event that this Agreement is terminated for cause pursuant to Sections 5.02(b)(ii), (iii), (v), (vi), (vii), (viii) (if and only if such termination under clause (viii) is triggered in connection with the Reinsurer’s loss of licenses in all jurisdictions) or (ix), at the option of the Company, such termination may be effected on a cut-off basis. If the Company so elects, (a) the Reinsurer shall pay to the Company an amount equal to the sum of the ceded outstanding unearned premium as of the date of termination, and (b) the Reinsurer shall incur no liability for Losses occurring subsequent to the date of termination.
Section 5.09    Upon termination of this Agreement, the Reinsurer shall ensure the General Agent takes those actions necessary, including sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there be no renewals or new policies (except for those required by applicable Law) after the termination of this Agreement.
ARTICLE VI
LOSS AND LOSS ADJUSTMENT EXPENSE
Section 6.01    All Loss settlements made by or on behalf of the General Agent for and on behalf of the Company under the terms and conditions of this Agreement, the General Agency Agreement or the Claims Services and Management Agreement, as applicable, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer in proportion to its participation, and the Reinsurer shall benefit proportionately in all salvage, recoveries or other payments recovered or received by the Company. The Reinsurer shall assume and be liable for, and pay on behalf of the Company, 100% of all Losses. The Reinsurer shall also assume and be liable for, and pay on behalf of the Company, 100% of all Loss Expenses.
Section 6.02    The Reinsurer’s 100% share of Losses, Loss Expenses and salvage, recovery or payment in respect of any Loss shall be carried into the monthly accounting for which provision is hereinafter made.
Section 6.03    Pursuant to and subject to the General Agency Agreement and the Claims Services and Management Agreement, the Company hereby empowers the Reinsurer, and the Reinsurer may, in its discretion, and under its supervision appoint the General Agent, to accept notice of and investigate, evaluate and handle any claim arising under any of the Policies, and to pay, adjust, settle, resist or compromise any such claim in accordance with applicable Law and pursuant to the Claims Services and Management Agreement. All such Loss settlements, whether under strict policy conditions or by the way of compromise, shall be unconditionally binding upon the Reinsurer. However, should the Company be ordered or instructed under any applicable Governmental Order to take any action or refrain from taking any action with regard to any claim, the Company shall provide written notice thereof to the Reinsurer and the Reinsurer shall follow such Governmental Order as though the Reinsurer were the object of such Governmental Order. The Reinsurer will exercise the authority granted hereunder in good faith and toward the end of paying any and all valid claims.
Section 6.04    All records pertaining to claims arising under Policies subject to this Agreement shall be deemed to be jointly owned records of the Company and the Reinsurer or their respective representatives, and shall be made available to the Company or the Reinsurer or their respective representatives or any duly appointed examiner for any state within the United States. The Company, the Reinsurer and the General Agent each agrees that it will not destroy any such records in its possession without the prior written approval of the other Parties, provided, that none of the Company, the Reinsurer or the General Agent shall be required to retain files longer than required by applicable Law and/or the guidelines set forth by any applicable Governmental Authority.
Section 6.05    Subject to the General Agency Agreement and the Claims Services and Management Agreement, the Reinsurer shall, or shall cause the General Agent to, establish a separate claim register or method of recording claims arising under the Policies covered by this Agreement so that all claims may be segregated and identified separate and apart from other records of the Reinsurer or the General Agent, with such claims register to identify each claim on an individual case basis both as to identify the insured(s) and the claimant, the reserve for Loss and Loss Expense. Such claim register shall be kept in a manner whereby the Company can, upon request, determine the status of any claim arising under Policies covered by this Agreement. Such records shall reflect the amount of reserves established for the individual claim and the date when such reserve was established, and if closed, whether such claim was closed with or without payment, and if with payment, the amount paid thereon.
ARTICLE VII
REPORTS AND REMITTANCES
Section 7.01    In lieu of the Company furnishing the Reinsurer with bordereaux showing the particulars of all reinsurances ceded hereunder, the Reinsurer shall furnish or cause to be furnished to the Company, within 30 days following the end of each of the respective periods indicated below or as otherwise indicated (on forms agreeable to the Parties), monthly, quarterly and annual reports showing the following statistical data in respect to the business reinsured hereunder:
(a)    Monthly, with the data segregated by major lines of business.
(i)    Gross premiums written.
(ii)    Net Premium including detail regarding policy fees that are included in Net Premium and policy fees that are excluded from Net Premium.
(iii)    Ceded unearned premiums.
(iv)    Losses paid net of salvage, subrogation and other recoveries actually recovered.
(v)    Loss Expenses paid during this month.
(vi)    Losses outstanding.
(vii)    Fronting Fee due the Company.
(viii)    Commission due the General Agent with respect to the Section B Subject Business.

(b)    Annually, with the data segregated by major lines of business.
(i)    Annual summaries of Net Premium, net Losses paid and net Loss Expenses paid during the year in such form so as to enable the Company to record such data in its annual convention statement. Such information is to be furnished not later than December 15th of the year being reported. In force and unearned premium segregated as to advance premiums, premiums running 12 months or less from inception date of policy, and premiums running more than 12 months from inception date of policy in such form as to enable the Company to record such data in its convention annual statement.
(ii)    Annual summaries of Net Premium by geographical location in such form as to enable the Company to record such premiums in its annual report to the applicable Catastrophe Property Insurance Association.
(c)    Periodic, with data segregated by major lines.
(i)    Statistical or other data as may be requested from time to time by Governmental Authorities.
(d)    Financial statements.
(i)    Quarterly unaudited financial statements for the first three calendar quarters of each calendar year, within 60 days following the end of each such quarter.
(ii)    Annual audited financial statements, within 135 days following the end of each calendar year.
Section 7.02    In order to facilitate the handling of the business reinsured under this Agreement, the Reinsurer agrees to use reasonable efforts to furnish the Company, at the Reinsurer’s sole cost and expense, following a written request therefor, with additional reports that are mandatory in order for the Company to provide the information requested by a Governmental Authority in connection with its monthly, quarterly and annual statements.
Section 7.03    Within 30 days following the end of each month, the General Agent shall remit to the Reinsurer the following:
(a)    Net Premium written during the month; less
(b)    General Agent’s commission thereon (inclusive of the Fronting Fee thereon), as applicable; less
(c)    Paid Losses and Loss Expenses paid with respect to the Subject Business, including any assessments, provided such Losses and Loss Expenses have not been deducted on behalf of the Company in any previous monthly report.
The positive balance, if any, of (a) less (b) less (c) shall be remitted to the Reinsurer by the General Agent with its report. If such balance shown to be due is a negative amount, then the Reinsurer shall pay the General Agent as soon as possible after the end of the month, and no later than 10 Business Days following receipt of the amount due as reported by the General Agent. During the Term of this Agreement, the General Agent shall be allowed to pay the Net Premium payable to the Reinsurer under this Section 7.03 on the basis of Net Premium collected; provided, however, that the General Agent shall remain liable for the full amount of Net Premium written as specified above.

ARTICLE VIII
ERRORS AND OMISSIONS
Section 8.01    The Company shall not be prejudiced in any way by any omission through clerical error, accident or oversight to cede to the Reinsurer any reinsurance rightly falling under the terms and conditions of this Agreement, or by erroneous cancellation, either partial or total, or any cession, or by omission to report, or by erroneously reporting any Losses, or by any other error or omission, but any such error or omission shall be corrected immediately upon discovery.
Section 8.02    Should the Company suffer any Loss whatsoever, the Reinsurer shall assume Loss for its own account and save and hold the Company harmless therefor.
ARTICLE IX
PREMIUM AND COMMISSION
Section 9.01    Section A Initial Consideration; Net Premium.
(a)    Section A Initial Consideration.
(i)    In consideration of the acceptance by the Reinsurer of 100% of the Company’s liability on the Section A Subject Business reinsured hereunder, upon the Agreement Effective Date, the Company shall provide the Reinsurer with its initial calculation of Section A Initial Consideration as at the Agreement Effective Date based on and derived from the initial estimate of the Section A Unearned Premium (the “Initial Estimated Section A UEP Calculation”).
(x)    On the Agreement Effective Date, the Company shall pay to the Reinsurer 80% of such estimated Section A Initial Consideration, which payment shall be offset against the amount payable by the Reinsurer to Evanston Insurance Company in connection with the cut-off termination of that certain First Amended and Restated Hagerty Reinsurance Limited Quota Share Reinsurance Agreement, effective as of January 1, 2024, by and between Evanston Insurance Company and the Reinsurer (the “Evanston/Hagerty Reinsurance Agreement”), and then payable by Evanston Insurance Company to the Company in connection with the cut-off termination of the Evanston Reinsurance Agreement. The offsetting amounts set forth above in this clause (x) will be settled via a transfer of assets from the trust account maintained by the Reinsurer for the benefit of Evanston Insurance Company to the trust account established by the Reinsurer for the benefit of the Company in connection with this Agreement (the “Essentia/Hagerty Trust Account”), which transfer will be initiated promptly following the establishment of the Essentia/Hagerty Trust Account in accordance with Section 17.01 and the receipt by the trustee thereof of any required written consents from the Company, the Reinsurer and/or Evanston Insurance Company.
(y)    By the later of the Agreement Effective Date and the date that is 2 Business Days following the date on which the Company has received notice that the Essentia/Hagerty Trust Account has been established in accordance with Section 17.01, the Company shall pay to the Reinsurer 20% of such estimated Section A Initial Consideration by wire transfer of immediately available funds to the Essentia/Hagerty Trust Account. If the payment under this clause (y) is paid by Evanston Insurance Company to the Reinsurer, such payment will offset the amount due from Evanston Insurance Company to the Company in connection with the cut-off termination of the Evanston Reinsurance Agreement.

(ii)     Within 60 days following the Agreement Effective Date, the Company (in consultation with the Reinsurer) shall deliver to the Reinsurer a statement providing the Company’s final calculation of the Section A Initial Consideration (the “Final UEP Calculation”). The Final UEP Calculation shall be prepared using the same methodologies used in calculating the Initial Estimated Section A UEP Calculation.
(iii)    If within 15 days following its receipt of the Final UEP Calculation, the Reinsurer has not disputed the Final UEP Calculation, then the Final UEP Calculation shall be considered final, binding and conclusive for purposes of this Agreement and the final calculation and determination of the Section A Initial Consideration shall be computed based thereon; and the Company or the Reinsurer, as applicable, shall pay to the other Party the difference of overpayment or underpayment of Section A Initial Consideration based on such Final UEP calculation (and the offset provisions set forth in Section 9.01(a)(i) shall apply with respect to any such true-up payment), and the Reinsurer shall be deemed to have waived any right to object to such Final UEP Calculation. If, however, the Reinsurer has any dispute with regard to the Final UEP Calculation and the corresponding Section A Initial Consideration to be paid under this Section 9.01(a), the Reinsurer shall be entitled to assert such dispute in accordance with Section 11.04.
(b)    Net Premium. In consideration of the acceptance by the Reinsurer of 100% of the Company’s liability on the Subject Business reinsured hereunder not addressed in Section 9.01(a), the Reinsurer is entitled to 100% of the Net Premium received by the General Agent or the Reinsurer on Policies comprising the Subject Business reinsured hereunder, less commission paid to the General Agent thereon, which includes provision for the Fronting Fee allowed the Company pursuant to Section 9.02 hereof and premium taxes and bureau fees on Policies comprising the Subject Business reinsured hereunder. Net Premium shall be paid to the Reinsurer or received from the Reinsurer by the General Agent on behalf of the Company as provided in Section 6.09 of the General Agency Agreement.
Section 9.02    Fronting Fee. The Company shall be entitled to a fee from the General Agent (and the Reinsurer shall guarantee such obligation of the General Agent to the Company), within 30 days following the end of each month, in the amount of: (a) (i) in respect of the initial $1,000,000,000 of Net Premium written, 2% of such Net Premium written; (ii) thereafter, in respect of the Net Premium written in excess of $1,000,000,000 and up to $1,500,000,000, 1.75% of such Net Premium written; and (iii) thereafter in respect of all Net Premium written in excess of $1,500,000,000, 1.5% of such Net Premium written during each Agreement Year (the “Fronting Fee”), plus (b) the amount of assessments and state premium taxes with respect to the Subject Business as provided in this Article IX. For these purposes, a Policy’s entire Net Premium shall be applied to the Agreement Year in which such Policy is written; provided, however, during the Term of this Agreement, the General Agent shall be allowed to pay the Fronting Fee payable to the Company under this Section 9.02 on the basis of Net Premium collected; provided, further, however, that the General Agent shall ultimately remain liable to the Company for the full amount of the Fronting Fee (i.e., based on Net Premium written, rather than Net Premium collected) as specified above.
Section 9.03    The General Agent shall allow and pay within 30 days following the end of each month to the Company an amount equal to the state premium tax on the Net Premium reinsured hereunder for such month. Should any additional premium tax be assessed at any time on the Net Premium reinsured hereunder, the Reinsurer shall pay the Company such additional premium tax within 45 days following being informed by the Company of such additional premium tax. The Parties acknowledge that at the Agreement Effective Date, the applicable Governmental Authorities responsible for collecting premium taxes may require the payment of estimated premium taxes in advance on a semi-annual basis. The Reinsurer shall upon receiving 30 days’ notice, therefore, pay to the Company within 5 days prior to the due date of any such estimated premium tax payment, the amount that would be due based upon the business produced under the General Agency Agreement. The General Agent shall also be responsible for the filing and payment of any and all other applicable taxes including federal excise taxes, if applicable. All such filings shall be made in the name of the party chosen by the Company. Should the General Agent fail to file for or pay any taxes due under this Section 9.03, the Reinsurer shall make such filings and/or payments as required hereunder.
Section 9.04    The Reinsurer hereby guarantees that the Company will receive the Fronting Fee provided hereunder irrespective of any events, Losses or developments for the Term of this Agreement. Such payment is not dependent upon the performance of the General Agent, underwriting experience, Loss experience, whether premium is collected or not, or any other event foreseen or unforeseen by the Parties at the inception of this Agreement. The Reinsurer shall guarantee payment to the Company of the Fronting Fee and all premium taxes on all premiums reinsured hereunder (prior to deduction of premiums, if any, ceded by the Company for inuring reinsurance), and is directly responsible for payment of the amount described in Article XII. The Company shall allow, and be responsible, for the return of any Fronting Fees paid in respect of return premiums at the same rates, which Fronting Fees will be based on Net Premium written.
Section 9.05    The Reinsurer shall allow the General Agent a base commission and profit sharing commission on all collected premiums ceded to the Reinsurer hereunder with respect to the Section B Subject Business as specified in Article IV and Schedule III of the General Agency Agreement. The General Agent shall allow the Reinsurer a return commission on return premiums with respect to the Section B Subject Business at the same rate. This is an obligation owing directly from the Reinsurer to the General Agent. The General Agent shall not seek to recover from the Company any commissions due to the General Agent hereunder, and the Reinsurer shall not seek to recover from the Company any return commissions due to the Reinsurer hereunder. No funds are due the General Agent from the Company hereunder.
Section 9.06    It is expressly agreed that the commission allowed the General Agent under Section 9.05 includes provision for premium taxes, bureau fees and Fronting Fees with respect to the Subject Business. The General Agent shall pay to the Company all premium taxes and Fronting Fees payable for Policies subject to reinsurance hereunder. In the event that the Fronting Fee and premium taxes are not so paid by the General Agent within 60 days following the end of the month, the unpaid balance shall be paid directly to the Company by the Reinsurer. Bureau fees shall be paid to the Company in accordance with the General Agency Agreement.
Section 9.07    The Reinsurer, which is domiciled outside the United States of America, represents that it made, effective January 1, 2019, a valid election under Section 953(d) of the Internal Revenue Code (the “Code”) to be treated as a US domestic corporation for US federal income tax purposes (the “953(d) Election”) and such 953(d) Election has not been revoked or terminated. The Reinsurer shall promptly notify the Company if its 953(d) Election has been terminated. If the Company determines that the Reinsurer is no longer exempt from federal excise tax, the Reinsurer will allow, for the purpose of paying such tax, the Company to net and remit (which the Company agrees to do) the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Code) to the extent such premium is subject to such tax; in the event any premium is returned hereon, the Reinsurer will deduct the aforementioned percentage from the premium returned and the Company or its agents will recover such tax from the government of the United States of America.
Section 9.08    Prior to any payment being made under this Agreement, the Reinsurer shall provide to the Company a valid IRS Form W-9 (or a successor form), in each case, establishing that it is not subject to any withholding requirement pursuant to the Foreign Account Tax Compliance Act (Sections 1471 1474 of the Code) (FATCA). The Reinsurer shall update the forms or other documentation referenced herein upon a change in facts or circumstance rendering such previously supplied information incorrect.

ARTICLE X
ACCESS TO RECORDS; CONFIDENTIALITY
Section 10.01    The Reinsurer or its duly appointed representatives shall have free access at any and all reasonable times to such books and records of the Company or the General Agent, its departmental or branch offices, as shall reflect premium and Loss transactions of the Company and/or the Subject Business, for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof. Likewise, the Company or its duly appointed representatives shall have free access at any and all reasonable times to such books and records of the Reinsurer and/or the General Agent, its departmental or branch offices as shall reflect premium and Loss transactions of the Company and/or the Subject Business, for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof.
Section 10.02    At all times from and after the Agreement Effective Date, unless agreed by the Parties, (a) (i) each Party shall, and shall cause its Affiliates and representatives to, keep confidential all data, analysis, reports, trade secrets, proprietary secrets and any other confidential information of or relating to the business that is the subject of this Agreement, including underwriting manuals and guidelines, applications, policy forms, agent lists and information, customer lists, information, characteristics and profiles, financial information, investment strategies, reserving practices, claims handling procedures and other business practices, as may have been disclosed to such Party or its Affiliates or representatives by or on behalf of the other Party or its Affiliates or representatives and (ii) the Company shall, and shall cause its Affiliates and representatives to, keep confidential all data, analysis, reports, trade secrets, proprietary secrets and any other confidential information of or relating to the Hagerty Drivers Club membership program or the Historic Vehicle Association, including customer lists, information, characteristics and profiles, to which the Company or its Affiliates or representatives have obtained access in connection with the business that is the subject of this Agreement (the information described in (i) and (ii) above, collectively, “Confidential Information”), and (b) no Party shall make competitive use of or disclose Confidential Information of the other Party to any other Person, except as required by Law or Governmental Order; provided, that, for the avoidance of doubt, this Section 10.02 shall not prohibit the General Agent from disclosing or using any intellectual property (i) owned or licensed by the General Agent and its Affiliates or (ii) developed and/or paid for by the General Agent or its Affiliates in connection with the business that is the subject of this Agreement. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of disclosure by or on behalf of any Party in breach of this Section 10.02, (B) is or becomes available on a non-confidential basis from a source other than one of the Parties or their respective Affiliates or representatives, provided that such source is not bound by a confidentiality or similar obligation with respect to such information, (C) is in the applicable Party’s possession or in the possession of such Party’s representatives prior to disclosure to such Party or its representatives or (D) is independently developed by or on behalf of one of the Parties or any of their respective Affiliates without reliance on Confidential Information provided by or on behalf of the other Party. In the event that any of the Parties or any of their respective Affiliates or representatives is required by applicable Law or Governmental Order to disclose any such Confidential Information, such Party shall, to the extent permitted by Law, promptly notify the other Party in writing so that a protective order and/or other measure to prevent or limit the production or disclosure of such Confidential Information can timely be sought. The limitation set forth in this Section 10.02 shall not prohibit the Company from disclosing such information to its attorneys, independent accountants or auditors; provided, that, such attorneys, independent accountants or auditors are informed of the confidential nature of such information and instructed to keep such information confidential.

ARTICLE XI
DISPUTE RESOLUTION
Section 11.01    The Parties shall attempt in good faith to resolve any dispute (“Dispute”) arising out of or in connection with this Agreement or the transactions contemplated hereby promptly through negotiations between executive officers of the Parties.
Section 11.02    If the Parties are unable to resolve any Dispute, including a dispute as to the validity or existence of this Agreement, in accordance with Section 11.01 within 30 days after the commencement of negotiations, then the procedures outlined in this Section 11.02 shall be followed in order to resolve the Dispute (other than a Dispute regarding the calculation and determination of the Final UEP Calculation and the corresponding Section A Initial Consideration to be paid by the Company under Section 9.01(a), which Dispute shall be governed by Section 11.04 hereof). Each Party waives its right to seek relief in any judicial forum.
(a)    The Parties shall engage in a structured dispute-resolution process that consists of mandatory mediation which, if unsuccessful, may be followed by submitting the Dispute to arbitration. The Parties must complete each level of the process outlined in this Section 11.02(a) before proceeding to the next level. Failure of a Party to participate in the structured dispute resolution process in good faith shall constitute a separate breach of this Agreement, and shall entitle the non-breaching Party to recovery of all reasonable costs and attorney fees incurred in enforcing its rights hereunder.
(b)    The Party wishing to pursue the claim that has led to the Dispute must provide written notice to the other Parties containing a brief description of the claim. The Parties will then jointly select a mediator by informal agreement. If agreement cannot be reached on appointment of the mediator within 30 days after notice of the claim has been given, the Parties will select a mediator from a panel provided by JAMS, Inc.
(c)    The mediator shall not have any direct financial or personal interest in the outcome of the mediation. The mediator shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. Before selection, mediator candidates shall disclose potential conflicts of interest.
(d)    After the mediator is selected, the Parties shall agree on a date, time and place for the mediation. However, if the Parties fail to agree, the mediator shall schedule the mediation on a Business Day during normal business hours. Unless the Parties agree otherwise, the mediation shall take place in Chicago, Illinois.
(e)    Before the scheduled mediation, each Party may provide the mediator with a brief written summary of the Dispute setting forth such Party’s position concerning all claims relating to such Dispute.
(f)    The Parties may be assisted or represented by an attorney. Each Party shall ensure that the mediation is attended by a representative of such Party with actual authority to engage in good faith discussions to resolve the Dispute. The mediation shall be a private and confidential meeting of the Parties and the mediator. Without the agreement of the Parties, no one may attend the mediation except the mediator, representatives of the Parties, and their attorneys.
(g)    The entire mediation process is confidential, except for the fact that the mediation process has taken place, and the Parties, their respective representatives and the mediator shall not disclose to any non-Party the subject of the mediation or any information about the mediation except as may be required by Law, for insurance purposes, or as necessary to enforce this Agreement to mediate. The mediator and any documents and information in the mediator’s possession shall not be subpoenaed by the Parties in any Action relating to the Dispute, and the Parties shall oppose any effort to have the mediator or any such documents or information subpoenaed. The Parties shall not be permitted to make a formal record or transcript, or use any electronic recording device, at the mediation. However, any attendee may make handwritten notes during the mediation.
(h)    The Company, on the one hand, and the Reinsurer, on the other hand, will share equally in the costs of the mediation; provided, that each Party will be responsible for its own attorneys’ fees and for costs and expenses incurred by its representatives in preparing for and attending the mediation.
Section 11.03    If the Parties are unable to resolve the Dispute at mediation, the Party bringing the applicable claim shall provide the other Parties with a written notice that mediation has been unsuccessful and inform such other Parties of its intent (if applicable) to proceed to arbitration in accordance with this Section 11.03. The arbitration-request notice must state in particulars all issues to be resolved in the view of the claimant. Within 30 days of receipt of claimant’s notice, the other Parties must notify the claimant in writing of any additional issues to be resolved in the arbitration and of the name of its appointed Arbiter. Unless the Parties agree otherwise, the arbitration shall take place in Chicago, Illinois.
(a)    Arbitration Panel Membership. The Company shall choose one arbiter (an “Arbiter”), and the Reinsurer and/or the General Agent shall choose one Arbiter. An umpire (an “Umpire”) shall be chosen by the two Arbiters from a list of 10 candidates each (i.e., 20 in total) proposed by the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand. Each Arbiter and the Umpire shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. The Arbiters and the Umpire shall not have any direct financial or personal interest in the outcome of the arbitration. Each of the Company, on the one hand, and the Reinsurer and/or the General Agent, on the other hand, shall choose an Arbiter within 30 days following a written request by the other Party to name an Arbiter. In the event either the Company or the Reinsurer and/or the General Agent fails to choose an Arbiter within this time period, the Party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within 30 days following their appointment, then from the Parties’ initial list of proposed 10 persons each to serve in this capacity, each of the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand, shall together continue each to propose groups of 5 persons (for a total of 10 options) to the Arbiters from whom to choose the Umpire, until agreement by the Arbiters on the selection of Umpire has been achieved. The Umpire shall promptly notify in writing all Parties to the arbitration of his or her selection and of the scheduled date for the hearing. Upon resignation or death of any Arbiter or the Umpire, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed pursuant to this Section 11.03. As a condition of their appointments, within 10 days after their appointment each Arbiter and the Umpire must certify in writing to the Parties that (1) he or she will be strictly bound by the terms of this Agreement, including the provisions of this Section 11.03; and (2) his or her schedule presents no scheduling conflict that would prevent the arbitration proceedings from taking place within the timelines and time restrictions set forth in this Section 11.03. If any Arbiter or Umpire fails to provide such a written certification, his or her appointment will be deemed terminated and a replacement must be named in a manner consistent with the procedures set forth in this Section 11.03

(b)    Submission of Briefs and Conduct of Hearing. Each of the Company, on the one hand, and the Reinsurer and/or the General Agent, on the other hand, shall submit initial briefs to the Arbiters and the Umpire outlining the issues in dispute, and the basis, authority and reasons for their respective positions within 60 days of the date of the Umpire’s notice of appointment, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the initial briefs. The Parties may submit reply briefs to the Arbiters and the Umpire within 20 days after the filing deadline for the initial briefs, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the reply briefs. In conducting the hearing, cross examination and rebuttal shall be allowed to the full extent permitted under the formal rules of evidence of the State of Missouri. The arbitration panel shall be guided by the formal rules of evidence of the State of Missouri. When the Arbiters and the Umpire look to substantive law, they must follow Missouri law.
(c)    In the event of a dispute between the Company and the Reinsurer and/or the General Agent concerning this Agreement and the General Agency Agreement (regardless of whether either Party has claims against the General Agent), the entire dispute between the Company and the Reinsurer and/or the General Agent shall be subject to arbitration as provided under this Article XI.
(d)    Arbitration Award. The Arbiters and the Umpire shall make a decision and award based on the terms of this Agreement, the original intentions of the Parties to the extent reasonably ascertainable and the applicable substantive law of Missouri. The decision and award shall be in writing and shall state its factual and legal bases. The Arbiters and the Umpire shall make a decision and award within 30 days following the close of the hearing, unless the Parties consent to an extension. Every decision by the Arbiters and the Umpire shall be by a majority of the members of the arbitration panel, and each decision and award by the majority of the members of the arbitration panel shall be final and binding on all parties to the proceeding.
(e)    Arbitration Expense. The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by the Company, on the one hand, and the Reinsurer and/or the General Agent, on the other hand, unless the Arbiters and the Umpire shall decide otherwise.
(f)    Evidence. Subject to the recognized legal rules of privilege under Missouri law, each Party participating in the arbitration must produce those documents and as witnesses to the arbitration those of its employees and officers, providing always that the witnesses and documents be obtainable and relevant to the issues before the arbitration and that their production not be unduly burdensome or excessive. Each Party must produce within 30 days after receipt of a written request all properly-requested documents required to be produced under this subparagraph that are in that Party’s possession. Each Party must also use reasonable efforts to produce within 30 days or as soon as possible thereafter all properly-requested documents required to be produced under this subparagraph that are not in the Party’s possession, but within their custody or control. The Parties may conduct pre-hearing discovery beginning 15 days following the submission to arbitration. In the event of any dispute between the Parties regarding the conduct or permissible scope of pre-hearing discovery, or in the event of a Party’s failure to produce documents in a reasonably timely manner, any Party may request the Umpire to resolve the dispute, and the Umpire shall resolve the dispute in the manner he or she determines in his or her sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the arbitration panel but in accordance with the formal rules of evidence of the State of Missouri, including, in the case of a Party’s failure to produce documents that are material to the subject matter of the dispute or take other required action in a reasonably timely manner, ordering a delay of the arbitration hearing, a modification of the arbitration briefing schedule, or both. The Umpire shall be the final judge of the procedures of the arbitration panel, the conduct of the arbitration, the rules of evidence, the rules of privilege and production, and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating Party. To the extent permitted by applicable Law, the Arbiters and the Umpire shall have the authority to issue subpoenas and other orders to enforce their decisions. Nothing in this Section 11.03 shall be construed to prevent any participating Party from applying to the United States District Court for the Northern District of Illinois, to issue a subpoena or other discovery device to obtain evidence from any person or entity that is not a party to the arbitration.
(g)    Confirmation of Award. Any Party may apply to a court of competent jurisdiction for an order confirming any interim or final award, and a judgment of that court will thereupon be entered on such award. In the event an interim award is appealed, the arbitration proceeding will continue unless it is stayed by the court or the panel. If an order confirming the panel’s interim or final award is issued, the Party against which confirmation was sought will pay the attorneys’ fees and costs of the Party that applied to the court to confirm the panel’s award, and the Parties will consent to the entry of a judgment for those amounts against the Party opposing confirmation. This provision will not apply, however, where the Party against which confirmation is sought does not resist or prevails against such a confirmation petition.
Section 11.04    In the event the Reinsurer has any dispute with regard to the Final UEP Calculation under Section 9.01(a) and the calculation of the corresponding Section A Initial Consideration to be paid, such dispute shall be governed by the provisions of this Section 11.04, as follows:
(a)    The Reinsurer shall deliver to the Company in writing a notice of disagreement (“Notice of Disagreement”) notifying the Company of such dispute within 15 days after the Reinsurer’s receipt of the Final UEP Calculation, which notice shall specify in reasonable detail each item that the Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount and nature of each Disputed Item.
(b)    During the 15 day period following the Company’s receipt of a Notice of Disagreement, the Company and the Reinsurer shall use commercially reasonable efforts to attempt to resolve such dispute, and if the dispute is resolved within such 15 day period, the Final UEP Calculation reflecting such resolution by the Parties shall be final, binding and conclusive for purposes of this Agreement and the Section A Initial Consideration shall be computed based thereon, and the Company or the Reinsurer, as applicable, shall pay to the other Party the difference of overpayment or underpayment of Section A Initial Consideration based on such Final UEP Calculation (and the offset provisions set forth in Section 9.01(a)(i) shall apply with respect to any such true-up payment).
(c)    If, at the end of the 15 day period specified in Section 11.04(b) above, the Company and the Reinsurer shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those items that remain in dispute at the end of such period, the “Unresolved Items”), the Unresolved Items shall be referred to an independent, internationally recognized actuarial firm (the “Outside Actuary”) jointly selected and paid for by the Company and the Reinsurer for review and prompt resolution of any and all matters, but only such matters, which remain in dispute. If the Company and the Reinsurer cannot agree on an outside actuary within 15 days following the end of the 15 day period specified in Section 11.04(b), the Company and the Reinsurer shall each nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. All the actuaries selected shall be disinterested in the outcome and shall be Fellows of the Casualty Actuarial Society meeting its qualification standards to provide statements of actuarial opinion in the United States. Each Party shall use commercially reasonable efforts to furnish to the Outside Actuary such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Outside Actuary may request. The dollar amount of each of the Unresolved Items will be determined by the Outside Actuary within the range of reserve amounts proposed by the Company and the

Reinsurer. The Outside Actuary’s resolution and determination of the Unresolved Items shall be deemed to be final, binding and conclusive for all purposes of this Agreement, including setting the Final UEP Calculation and the corresponding calculation of the Section A Initial Consideration.
(d)    Following the resolution by the Outside Actuary of any Notice of Disagreement in accordance with this Section 11.04, the Company or the Reinsurer, as applicable, shall pay to the other Party the difference of overpayment or underpayment of Section A Initial Consideration based on the Final UEP Calculation (and the offset provisions set forth in Section 9.01(a)(i) shall apply with respect to any such true-up payment).
ARTICLE XII
ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES
Section 12.01    The Reinsurer hereby assumes liability for any and all assessments and assignments imposed upon the Company in connection with the premium written as a result of Policies reinsured hereunder (whether before or after the termination of this Agreement). The Reinsurer shall remain liable to, and shall, promptly upon written request by the Company, reimburse, the Company for any assessments made against the Company pursuant to those Laws creating obligatory funds (including insurance guaranty and insolvency funds), pools, joint underwriting associations, FAIR plans and similar plans. Amounts owed by the Reinsurer under this Section 12.01 shall be payable directly by the Reinsurer to the Company. The Company shall likewise remain liable for, and account to the Reinsurer for any recovery of such assessment, or any credit allowed to it against its premium tax, applicable to the risk reinsured hereunder. On or prior to June 30 of each year thereafter (or such date on which such premium taxes are paid) the Company shall pay to, or reimburse, the Reinsurer a sum equal to the premium tax credit that is allowed to the Company with respect to such assessments. In addition to the foregoing, the Company shall promptly return to the Reinsurer any amount of assessment refunded or credited to the Company. The premium tax credit allowed the Reinsurer hereunder is to be on a pro-rata and first-in, first-out basis.
Section 12.02    This Agreement shall apply to risks assigned to the Company under any state-established assigned risk plan if, in the reasonable judgment of the Company, such risks were assigned to the Company because of the business written and reinsured hereunder, except to the extent any such assessment is as a consequence of the Company’s direct action taken in contravention to reasonable written advice, guidance or recommendation given in accordance with this Agreement or applicable Law. Should it be determined that the General Agent, or any agent with whom assigned risks are also allocated under a specific state-established assigned risk plan with the General Agent, is unwilling or unable to fulfill policyholder obligations under such assigned risk plan, the Company, with advance written notice to the General Agent and the Reinsurer, may elect alternative means to fulfill the policyholder obligations under the state-established assigned risk plan if the Reinsurer does not offer and take on or direct an alternative solution. Any cost or expense arising out of or related to the administration of the assigned risks shall be paid by the Reinsurer under this Agreement.
Section 12.03    The Reinsurer shall also pay promptly and directly to the Company any fines, penalties and/or any other charges incurred by the Company as respects the business reinsured hereunder arising out of the actions or inactions of the General Agent unless such fines, penalties and/or any other charge is due to the Company’s violation or failure to comply with applicable Law or regulation, or a decision not to act in accordance with the written instructions of the General Agent or the Reinsurer.

ARTICLE XIII
INSOLVENCY
Section 13.01    In the event of Insolvency of the Company, the reinsurance under this Agreement shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the Insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claims.
Section 13.02    It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy reinsured which claim would involve a possible liability on the part of the Reinsurer within 30 days after such claim is filed in the insolvency, conservation or liquidated proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claims and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the applicable Governmental Authority, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
Section 13.03    Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms and conditions of this Agreement as though such expense had been incurred by the Company.
Section 13.04    It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except (a) as provided by applicable Law, (b) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (c) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligation of the Company to such payees.
ARTICLE XIV
ALTERNATE PAYEE
Section 14.01    As respects Subject Business assumed as reinsurance under this Agreement, it is agreed that if the Company has a conservator, liquidator or receiver appointed for it, or becomes the subject of any conservation, liquidation or insolvency proceeding, and the General Agent exercises its option to require the Company to permit all its liabilities under the Policies comprising the Subject Business reinsured hereunder to be assumed by another licensed insurer as is permitted pursuant to the General Agency Agreement, then such assuming insurer shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of Losses under Policies subject hereto, and the Reinsurer shall make payment thereof directly to the substituted insurer. In the event of assumption, the Company shall, however, be entitled to any Fronting Fees and other sums owing hereunder with respect to Policies originally issued on its behalf.
Section 14.02    In the event that an assuming insurer is substituted for the Company under Section 14.01, all the other provisions of this Agreement shall apply to the substituted insurer in the same manner as if such insurer were substituted for the Company as the reinsured party hereunder, and to the extent this Agreement reinsures such substituted insurer, coverage hereunder shall be excluded as respects the Company.

ARTICLE XV
HOLD HARMLESS AND INDEMNIFICATION
Section 15.01    Obligations of the Reinsurer and the General Agent.
(a)    The Reinsurer and the General Agent, jointly and severally, shall defend, indemnify and hold harmless the Company and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns (“Company Indemnified Parties”), from and against, and pay or reimburse each such Person for, any and all liabilities, losses, claims, demands, Actions, judgments or causes of action, assessments, costs and expenses (including reasonable and documented attorneys’ fees and expenses) (collectively, “Liabilities”) suffered by such Persons to the extent arising out of or relating to: (i) the business reinsured under this Agreement; (ii) the gross negligence or willful misconduct of the General Agent, any Sub-Producer or the Reinsurer in connection with this Agreement; (iii) any material failure of the Reinsurer, the General Agent and/or any Sub-Producer to comply with the requirements of applicable Law in the performance of its obligations under this Agreement (other than as a result of the Company’s failure to perform its obligations under this Agreement); or (iv) any material breach by the Reinsurer and/or the General Agent of its obligations under this Agreement; provided however, the General Agent and the Reinsurer shall not be liable to indemnify any Company Indemnified Party or hold any of them harmless from any Liabilities incurred by such Company Indemnified Party to the extent such Liability arises as a result of the gross negligence or willful misconduct of any Company Indemnified Party.
(b)    In connection with any third-party Action where the Reinsurer and/or the General Agent has agreed to indemnify and hold the Company harmless pursuant to Section 15.01(a), neither the Reinsurer nor the General Agent shall institute or prosecute, or aid in the institution or prosecution of, any Action against the Company which alleges that the Company is liable or which seeks contribution or recovery from the Company with respect to such third-party Action. Notwithstanding the foregoing, nothing contained in this Section 15.01(b) shall operate to deny the General Agent or the Reinsurer the right to defend itself in connection with any third-party Action against the Reinsurer, the General Agent and/or the Company.
Section 15.02    Obligations of the Company.
(a)    The Company shall defend, indemnify and hold harmless the Reinsurer and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns (“Hagerty Indemnified Parties”), from and against, and pay or reimburse each such Person for, any and all Liabilities suffered by such Persons in connection with this Agreement to the extent arising out of (i) the gross negligence or willful misconduct of the Company in connection with this Agreement; (ii) the Company’s material breach of its obligations under this Agreement; or (iii) any material failure of the Company to comply with the requirements of applicable Law in the performance of its obligations under this Agreement (other than as a result of the General Agent’s or the Reinsurer’s failure to perform its obligations under this Agreement); provided however, the Company shall not be liable to indemnify any Hagerty Indemnified Party or hold any of them harmless from any Liabilities incurred by such Hagerty Indemnified Party to the extent such Liability arises as a result of the gross negligence or willful misconduct of any Hagerty Indemnified Party.
(b)    In connection with any third-party Action where the Company has agreed to indemnify and hold the Reinsurer or the General Agent harmless pursuant to Section 15.02(a), the Company shall not institute or prosecute, or aid in the institution or prosecution of, any Action against the Reinsurer or the General Agent which alleges that the Reinsurer or the General Agent is liable, or which seeks contribution or recovery from the Reinsurer or the General Agent with respect to such third-party Action. Notwithstanding the foregoing, nothing contained in this

Section 15.02(b) shall operate to deny the Company the right to defend itself in connection with any third-party Action against the Company, the Reinsurer and/or the General Agent.
Section 15.03    Procedures. Any party that may be entitled to indemnification under this Article XV shall promptly notify the indemnifying party in writing of any pending or threatened claim or demand which such party has determined has given, or could reasonably give rise to, a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article XV except to the extent the indemnifying party is actually and materially prejudiced by such failure. Upon receipt of such notice, the indemnifying party may assume the defense and control of such claim or demand; provided, however, that the indemnified party shall be entitled to participate in the defense of such claim or demand with its own counsel and at its own expense. The indemnified party may take such actions reasonably necessary to defend such claim or demand prior to the time it receives notice from the indemnifying party advising that the indemnifying party will be assuming the defense of such claim or demand, and the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have not yet given notice of such claim or demand as provided above). If the indemnifying party assumes the defense of any such claim or demand, it shall not be liable to the indemnified party for any legal fees or other expenses subsequently incurred by the indemnified party in connection with such claim or demand absent the indemnifying party’s written approval of such expenses.
Section 15.04    Other provisions.
(a)    The Reinsurer acknowledges that the General Agent has been appointed by the Company at the request of the Reinsurer, and in connection therewith, has been authorized pursuant to the General Agency Agreement to act on behalf of the Company to collect and remit premiums, certain fees, funds, recoveries and other sums on a net basis as applicable to each of the Company and the Reinsurer in accordance with the terms of this Agreement and the General Agency Agreement. Accordingly, the Company shall not be liable to the General Agent or the Reinsurer for premiums, certain fees, funds, recoveries or other sums having been paid to it, unless the Company, having received such premiums, fees, recoveries or other sums from any Person, has for any reason or no reason failed to remit them to the Reinsurer. The foregoing shall not otherwise relieve the Company from any express obligation under this Agreement to make payments to either the General Agent or the Reinsurer or to return fees paid to it which the Company is obligated hereunder to disgorge.
(b)    The Company and the Reinsurer shall have the right to offset any undisputed portions of balances on account of Losses, Loss Expenses or any other undisputed amounts due from one Party to the other under the terms of this Agreement. The Party asserting the right of offset may exercise such right any time, provided that in the event of the Insolvency of any Party hereto, offsets shall only be allowed in accordance with the provisions of any applicable Law.
(c)    Save in the event of the Insolvency of the Company, the Reinsurer shall not sue, or seek arbitration, against the Company for any monies which the General Agent owes the Reinsurer on behalf of the Company unless the Company has actually received those monies (from the General Agent or any other Person) and the Company has failed to remit them to the Reinsurer. The Company is not responsible for any commissions or other monies payable to the General Agent by the Reinsurer in connection with this Agreement, and the General Agent shall not sue, or seek arbitration against, the Company for any actions by, or debts owing from, the Reinsurer. The Reinsurer shall not seek to recover from, or offset against, the Company (save in the event of the Insolvency of the Company) any sums, whether premiums or other monies, which the General Agent was unable or unwilling to remit to the Company or the Reinsurer.

(d)    In the event the General Agent binds the Company for insurance coverage on insurance risks which are contrary to the limitations set forth in this Agreement and/or the General Agency Agreement, including insurance coverage on insurance risks which are in excess of the Policy limits referred to in Article II herein, and/or are not within the terms of business referred to in Article II herein, and/or are not within the territory referred to in Article II herein, and/or are excluded under Article IV herein, and/or are in excess of the maximum premium volume referred to in Article II of the General Agency Agreement, whether intentional or not, the General Agent will do such things and take such actions as may be necessary to reduce the Company’s exposure to such risks and the Reinsurer shall be liable hereunder as if such business were covered hereunder. At the Company’s request, the General Agent, in accordance with applicable Law and policy terms, shall cancel or not renew any risk bound which is not in conformance with this Agreement. Any such insurance coverage on insurance risks bound contrary to the limitations set forth in this Agreement and/or the General Agency Agreement, including insurance coverage on insurance risks which are in excess of the policy limits referred to in Article II herein, and/or are not within the lines of business referred to in Article II herein, and/or are not within the territory referred to in Article II herein, and/or are excluded under Article IV herein, and/or are in excess of the maximum premium volume referred to in Article II of the General Agency Agreement, whether intentional or not, shall be 100% reinsured and subject to this Agreement.
ARTICLE XVI
EXCESS POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS
Section 16.01    In the event the Company pays or is held liable to pay any amount of Losses arising from Excess Policy Limits and/or Extra Contractual Obligations with respect to a Policy subject to this Agreement, 100% of such Losses shall be added to the Company’s Loss, if any, under the Policy involved, and the sum thereof shall be reinsured 100% under this Agreement.
Section 16.02    The date on which any Excess Policy Limit and/or Extra Contractual Obligation is incurred by the Company shall be deemed to be the date of the original Loss and/or Occurrence.
Section 16.03    Notwithstanding anything stated herein, this Agreement shall not apply to any Loss incurred by the Company as a result of any fraudulent and/or criminal act that has been finally determined by a court of competent jurisdiction, after the exhaustion of all appeals, by any officer or director of the Company acting individually or collectively or in collusion with any other Person involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE XVII
RESERVES AND FUNDING
Section 17.01    The Reinsurer will, within 60 days following the Agreement Effective Date, provide the Company with security in the form of a letter of credit, trust agreement or a combination thereof as permitted pursuant to the terms and conditions of this Agreement, acceptable to the Company (as evidenced in writing from the Company), which complies with applicable Laws, and will be in an amount at least equal to the Required Collateral. The Reinsurer shall provide written notice upon completion thereof to the Company. The posting of security in the form of one or more letters of credit shall be deemed and considered acceptable to the Company and shall not require written confirmation of the Company if such letters of credit satisfy the conditions of Section 17.03.

Section 17.02     Subject to Section 17.10, no later than the date on which the Reinsurer is required to deliver to the Company the applicable statement required pursuant to Section 17.08(a) for each calendar quarter (including any revised statement required to be delivered by the Reinsurer following the end of the last quarter of any calendar year pursuant to Section 17.08(a)), the Reinsurer shall, only if there is a collateral deficiency that has not been cured, increase the amount of security provided hereunder such that the total amount of security provided by the Reinsurer to the Company hereunder equals or exceeds the “Required Collateral”, which shall be the sum of:
(a)    100% of reported and outstanding Loss and Loss Expense case reserves;
(b)    100% of reserves for unreported Losses and Loss Expenses and expected future development of reported Losses and Loss Expenses of the Company as determined by the General Agent (i) in good faith and in a reasonable manner and (ii) in a manner consistent with the Reinsurer’s reserving practices and the applicable generally accepted accounting principles as then used in the financial statements of the Reinsurer;
(c)    60% of any gross unearned premium that has been paid to the Reinsurer;
(d)    100% of Losses and Loss Expenses paid by the Company but not recovered from the Reinsurer; and
(e)    100% of any additional amount payable by the Reinsurer to the Company pursuant to this Agreement, and which has been mutually agreed in writing by the Company and the Reinsurer.
Section 17.03    If providing security in the form of one or more letters of credit, any such letters of credit will be clean, unconditional, irrevocable, evergreen, and issued or confirmed by a member bank of the United States Federal Reserve System that is either set forth in Schedule I or otherwise acceptable to and approved in writing by the Company. The Reinsurer may use one or more letters of credit to satisfy up to 50% of the Required Collateral.
Section 17.04    With respect to the security provided in the form of a trust agreement, the Company and the Reinsurer shall enter into a trust agreement with a member bank of the United States Federal Reserve System that is either set forth in Schedule I or otherwise acceptable to the Company, pursuant to which there will be established a trust account for the benefit of the Company. The trust agreement will contain such provisions as may be agreed upon by the Company, the Reinsurer and the trustee under the trust agreement.
Section 17.05    The terms and conditions of the above letters of credit and trust agreement are required to comply with any applicable federal and state Laws involving the Company’s ability to take “credit for reinsurance” or to recognize these agreements or the assets held pursuant thereto as assets or offsets to liabilities in such jurisdictions.
Section 17.06    Notwithstanding any other provisions of this Agreement, the Company or its court-appointed liquidator, rehabilitator, receiver, conservator or other similar successor in interest may draw upon such security at any time without diminution because of the Insolvency of the Company or of the Reinsurer for one or more of the following purposes only:
(a)    To reimburse the Company for the Reinsurer’s share of unearned premium on Policies reinsured hereunder on account of cancellations of such Policies;
(b)    To pay the Reinsurer’s quota share of Liability hereunder or to reimburse the Company otherwise for the Reinsurer’s quota share of any Loss reinsured by this Agreement, in each case which has not been paid by the Reinsurer;

(c)    To make refund to the Reinsurer (upon demand by the Reinsurer) (i) if the Reinsurer is not qualified as a reciprocal jurisdiction reinsurer pursuant to the Missouri Code of State Regulations 20 CSR 200-2.100(7), of any sum in excess of 100% of the actual amount required to pay the Reinsurer’s share of any outstanding liability reinsured by this Agreement or (ii) if the Reinsurer is qualified as a reciprocal jurisdiction reinsurer pursuant to the Missouri Code of State Regulations 20 CSR 200-2.100(7), of any sum in excess of the Required Collateral; and/or
(d)    In the event (i) of the non-extension of any expiring letter of credit as provided for above (unless such security is timely replaced with additional security pursuant to this Agreement), (ii) of a Collateral Failure Event or (iii) the Company has received notification of the termination of any trust agreement established pursuant to Section 17.04 and the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged 10 days prior to the termination date of such trust agreement, to establish a cash deposit of the Reinsurer’s quota share of reserves in the name of the Company at any bank or trust company in the United States which shall remain and be held in a separate, segregated and distinct interest bearing account in the name of the Company that is maintained separately from all of the other assets of the Company. Such cash deposit account shall be for the uses and purposes set forth in Sections 17.06(a) and (b) above as may remain executory after such withdrawal and for any period of time after the termination date. To the extent the balance of any such cash deposit account maintained pursuant to this Section 17.06(d) exceeds the unliquidated and undischarged obligations of the Reinsurer at any time (“Excess Balance”), the interest earned with respect to such cash deposit account will inure to the benefit of the Reinsurer and, upon written demand by the Reinsurer, the Excess Balance shall be released to the Reinsurer within 10 days as it shall direct.
Section 17.07    The trustee of the trust account referred to above will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company. Notwithstanding anything herein to the contrary, the Company’s sole obligations with respect to any withdrawn funds are as set forth above.
Section 17.08    Required Collateral Reporting.
(a)    The Reinsurer will prepare and forward to the Company a statement within 60 days following the end of each calendar quarter (provided that in the case of the calendar year, the statement will be prepared by the Reinsurer in good faith but may include estimates that remain subject to revision pursuant to year-end processes), that reflects (i) the amount of collateral held by or for the benefit of the Company with respect to this Agreement in accordance with this Article XVII, (ii) the Required Collateral and (iii) if the amount of collateral held by or for the benefit of the Company with respect to this Agreement in accordance with this Article XVII is less than the Required Collateral, each as set forth in this statement, an acknowledgment of such collateral deficiency and a commitment by the Reinsurer to cure such deficiency no later than the date on which such statement is required to be provided pursuant to this Section 17.08(a) for such calendar quarter. Within 120 days following the end of the last quarter in each calendar year, if the Required Collateral amount set forth in the statement delivered by the Reinsurer pursuant to this Section 17.08(a) with respect to such calendar quarter has changed, then the Reinsurer shall deliver to the Company a revised version of such statement, and the Reinsurer shall increase the amount of security provided hereunder to the extent required under Section 17.02 based on such revised statement no later than the date on which such revised statement is required to be provided pursuant to this Section 17.08(a).
(b)    The Reinsurer will prepare and forward to the Company a statement within 60 days following the end of each calendar quarter (except for the last quarter in a calendar year,

for which the time period is 120 days) that includes (i) confirmation that a BSCR Event has not occurred, or if a BSCR event has occurred, details regarding such BSCR Event and the plan of the Reinsurer to cure such BSCR Event within the cure period set forth in Schedule I, and (ii) with respect to the BSCR Event, (A) the calculation (where applicable) and (B) evidence to support any such calculation or the absence of such BSCR Event.
(c)    The Reinsurer will prepare and forward to the Company a statement within 120 days following the end of each calendar year that includes (i) confirmation that none of the Schedule I Events (excluding a BSCR Event) has occurred, or if any such Event has occurred, details regarding such Schedule I Event and the plan of the Reinsurer to cure such Schedule I Event within the applicable cure period set forth in Schedule I, if subject to cure pursuant to Schedule I, and (ii) with respect to each Schedule I Event (excluding a BSCR Event), (A) the calculation (where applicable) and (B) evidence to support any such calculation or the absence of such Schedule I Event.
(d)    The Reinsurer shall immediately notify the Company in writing upon the occurrence of an RJR Event or a Ratings Event.
Section 17.09    The Reinsurer shall annually assess and procure catastrophe excess of loss coverage for its catastrophe exposures, consistent with past practice. The Reinsurer shall update the Company in writing (a) on the terms of such catastrophe excess of loss coverage within 10 days of binding coverage each year, (b) on any termination or material amendment to such catastrophe excess of loss coverage within 10 days of the occurrence thereof and (c) on any material increases in the Reinsurer’s 1-in-250 year annual exceedance probability natural catastrophe scenario, relative to the Reinsurer’s policyholders’ surplus, from the time the Reinsurer procured such catastrophe excess of loss coverage; provided, however, that for the avoidance of doubt nothing herein shall obligate the Reinsurer to deviate from its prior customary reinsurance purchasing practices.
Section 17.10    The Required Collateral is subject to further modification as set forth in Schedule I. If the Required Collateral amount is increased as a result of the occurrence of any Schedule I Event that has not been cured by the Reinsurer within the applicable cure period set forth in Schedule I, then the Reinsurer shall, within 5 Business Days following expiration of such cure period, (x) deliver to the Company a revised report setting forth the information required under Section 17.08(a) taking into account the Required Collateral (as increased pursuant to Schedule I) and (y) increase the amount of security provided hereunder such that the total amount of security provided by the Reinsurer to the Company hereunder equals or exceeds the Required Collateral (as increased pursuant to Schedule I).
ARTICLE XVIII
REGULATORY MATTERS
Section 18.01    It is the Parties’ understanding that any premiums which are overdue from the General Agent to the Company may be deemed non-admitted assets. In confirmation of the liabilities assumed by the Reinsurer under this Agreement, the Reinsurer hereby assumes 100% of all liability and responsibility for all premiums in the course of collection.
ARTICLE XIX
THE GENERAL AGENT
Section 19.01    The Company, the Reinsurer and the General Agent have entered into the General Agency Agreement, which is incorporated herein by this reference. The Reinsurer has selected the General Agent to administer the business reinsured hereunder. The Company shall have appointed the General Agent as the Company’s agent to act on its behalf in accordance with applicable Law and pursuant to the terms of the General Agency Agreement. The Parties each nevertheless recognize that the General Agent is acting at the direction of the Reinsurer.

Section 19.02    The Company shall conduct or have conducted the examinations of the General Agent as provided in Section 6.13 of the General Agency Agreement.
ARTICLE XX
MISCELLANEOUS
Section 20.01    All notices, requests, claims, demands and other communications to any Party hereunder shall be in writing (including electronic transmission) and shall be given by delivery in person, by overnight courier service, by email (with confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:
(a)    If to the Company:
Essentia Insurance Company
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Telephone: 804-747-0136
Attention: President
Email: jeff.may@markel.com
With a copy to:
Markel Service, Incorporated
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Attention: Legal Regulatory
Email: legalregulatory@markel.com
(b)    If to the Reinsurer:
Hagerty Reinsurance Limited
Power House, 7 Par-la-Ville Road
Hamilton, HM11 Bermuda
Telephone: +1.441.298.6689
Attention: Nicky McPhee
Email: nicola.mcphee@marsh.com
With a copy to:
Hagerty, Inc.
141 River’s Edge Drive
Traverse City, Michigan 49684
Telephone: +1.312.401.7903
Attention: Chief Legal Officer
Email: dchafey@hagerty.com
(c)    If to the General Agent:
Hagerty Insurance Agency, LLC
141 River’s Edge Drive
Traverse City, Michigan 49684
Telephone: 312-401-7903
Attention: Chief Legal Officer
Email: dchafey@hagerty.com

or such other address or email as such Party may hereafter specify for the purpose by written notice to the other Parties. All such notices, requests, claims, demands and other communications shall be deemed received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the 5th Business Day following the mailing thereof, (iii) if by overnight courier service, on the day delivered or (iv) if by email, on the day on which such email is sent if sent prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise, on the next succeeding Business Day in the place of receipt.
Section 20.02    This Agreement shall be binding upon the Parties, together with their respective successors. None of the Parties may assign any of their rights or obligations under this Agreement voluntarily or involuntarily, including by Change of Control, operation of law or any other manner. Any purported assignment in violation of this Section 20.02 shall be null and void.
Section 20.03    This Agreement, together with any agreements specifically and expressly incorporated herein by reference, shall constitute the entire agreement among the Parties with respect to the subject matter hereof, namely, the fronting agreement among the Company, the General Agent and the Reinsurer relating to the Subject Business and the Policies produced by the General Agent pursuant to the General Agency Agreement and reinsured hereunder on and after the Agreement Effective Date, and supersedes any and all previous agreements, written or oral, and amendments thereto with respect to such subject matter.
Section 20.04    This Agreement may be amended, modified or supplemented only by a written instrument executed by all Parties. All such amendments, modifications or supplements shall specify the effective date of such amendments, modifications or supplements. No verbal modification will be recognized by any Party, and this Agreement cannot be modified by any subsequent practices or course of dealing by the Parties inconsistent herewith.
Section 20.05    A waiver by the Company, the Reinsurer or the General Agent of any breach or default by another Party under this Agreement shall not constitute a continuing waiver or a waiver by the Company, the Reinsurer or the General Agent of any subsequent act in breach or of default hereunder.
Section 20.06    The Reinsurer and the General Agent shall give the Company 90 days’ advance written notice of any Change of Control involving the Reinsurer or the General Agent and the Company shall give the General Agent and the Reinsurer 90 days’ advance written notice of any Change of Control involving the Company.
Section 20.07    Service of Suit.
(a)    In the event the Reinsurer fails to pay any amount claimed due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States of America and will comply with all requirements necessary to give that court jurisdiction. Nothing in this Section 20.07 constitutes or should be understood to constitute a waiver of the Reinsurer’s right to commence an action in any court of competent jurisdiction in the United States of America, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the Laws of the United States or of any state in the United States of America.
(b)    In any suit instituted against it upon this Agreement, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(c)    The Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance (or other officer specified for that purpose in the statute, or the successor or successors in office) in the relevant jurisdiction, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.
(d)    This Section 20.07 is not intended to conflict with or override the Parties’ obligation to arbitrate any disputes arising out of or in connection with this Agreement pursuant to Article XI.
(e)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 20.08    This Agreement shall be interpreted under the Laws of the State of Missouri.
Section 20.09    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
ARTICLE XXI
SAVINGS CLAUSE
Section 21.01    If any applicable Law or Governmental Order should prohibit or render illegal this Agreement, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend or abrogate this Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such Law or Governmental Order. Such illegality shall in no way affect any other portion thereof; provided, however, that the Reinsurer or the Company may terminate or suspend this Agreement insofar as it relates to the business to which such Laws or Governmental Orders may apply.
Section 21.02    All provisions of this Agreement are intended to be enforced to the fullest extent permitted. Accordingly, should a Governmental Authority of competent jurisdiction or arbitration panel determine that any provision of this Agreement is for any reason invalid, illegal or unenforceable as written, the Parties intend that the Governmental Authority or arbitration panel should reform the provision as it determines to be valid, legal and enforceable under present or future Law; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. The Reinsurer, the General Agent and the Company shall, working in cooperation with each other, undertake to propose and agree to such appropriate modifications in order to modify this Agreement so that it shall so comply with applicable Law, to the extent practicable.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement effective as of the Agreement Effective Date.

COMPANY:
ESSENTIA INSURANCE COMPANY
By: /s/ Jeffrey T. May Name: Jeffrey T. May Title: President

REINSURER:
HAGERTY REINSURANCE LIMITED
By: /s/ Charles Favour Name: Charles Favour Title: President

GENERAL AGENT:
HAGERTY INSURANCE AGENCY, LLC
By: /s/ Bryant Kolle Name: Bryant Kolle Title: VP, National Sales & Partnerships